Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	W. Michael Smith Chief Operating Officer and Chief Financial Officer (972) 301-2450 www.minorplanetusa.com

Minorplanet Systems USA Appoints BDO Seidman LLP as Auditor

RICHARDSON, Texas, Mar. 19, 2004 — Minorplanet Systems USA, Inc. (NASDAQ: MNPLQ), a leading provider of telematics-based management solutions for commercial fleets, announced today the appointment of BDO Seidman LLP as its new independent auditor, subject to the approval of the United States Bankruptcy Court for the Northern District of Texas (Dallas Division). BDO Seidman will replace the company’s previous auditor, Deloitte and Touche LLP.

“The decision to change the company’s audit firm is a strategic one we believe is in the best interest of the stakeholders,” said Dennis Casey, President and CEO. “BDO Seidman is a highly respected firm with a quality reputation for providing independent audit services to companies of our size and in our industry,” Mr. Casey added.

The decision to change auditors was not caused by any disagreement between the company and Deloitte and Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

“We appreciate the quality audit services the Deloitte and Touche audit team has provided the company,” concluded Mr. Casey.

About Minorplanet Systems USA, Inc.

Minorplanet Systems USA, Inc. (minorplanetusa.com) markets, sells and supports Vehicle Management Information™ (VMI™), a state-of-the-art fleet management solution that contributes to higher customer revenues and improved operator efficiency. VMI combines the technologies of the global positioning system (GPS) and wireless vehicle telematics to monitor vehicles, minute by minute, in real time. Based in Richardson, Texas, the company also markets, sells and supports a customized, GPS-based fleet management solution for large fleets like SBC Communications, Inc., which has approximately 32,500 installed vehicles now in operation.

Legal notice to investors: Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to obtain the approval of the United States Bankruptcy Court to engage BDO Seidman LLP as the company’s independent public accountants. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

“Minorplanet” is a federally registered trademark and service mark of Minorplanet Limited. “Vehicle Management Information,” “VMI,” “Minorplanet Systems USA” and the orb logotype are trademarks and service marks of Minorplanet Limited.

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(MNPL317)